Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 8th day of July, 2024,

BETWEEN:

BOREALIS FOODS INC.

a corporation amalgamated under the Business Corporations Act (Ontario)

(the “Company”)

and

REZA SOLTANZADEH

(the “Executive”)

WHEREAS, on February 23, 2023, Borealis Foods Inc. (an amalgamation predecessor to the Company, “BFI”), Oxus Acquisition Corp. a Cayman Islands exempted company (including its successors, the “Purchaser”) and 1000397116 Ontario Inc. (“NewCo”), an Ontario corporation and a wholly-owned subsidiary of SPAC entered into a business combination agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

AND WHEREAS pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (collectively, the “Transaction), the parties thereto agreed to undertake a series of transactions pursuant to which, among other things, (i) NewCo and BFI would amalgamate (NewCo and BFI as so amalgamated, “Amalco”), and (ii) Amalco and the Purchaser would amalgamate to form the Company (the “Transaction”);

AND WHEREAS the Executive has served as a director and executive officer of BFI since August 1, 2019 (the “Original Employment Date”);

AND WHEREAS, upon the consummation of the Transaction, the Company desires to continue to employ the Executive as the Chief Executive Officer (the “CEO”) of the Company;

AND WHEREAS, the Executive’s prior employment with BFI commencing on the Original Employment Date shall be recognized for all service-related calculations if required at law; and

AND WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company from and after February 7, 2024, the closing date of the Transaction (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
EMPLOYMENT

1.01	Position

The Company shall employ the Executive in the position of CEO of the Company.

1.02	Duties

The Executive shall report to the Company’s Board of Directors (the “Board”) and shall have the duties and responsibilities commensurate with the position. The Executive shall perform additional duties, consistent with the position, as requested by the Board from time to time, without additional compensation. The Executive acknowledges that the nature of the Executive’s position and duties will require regular travel.

1.03	Term

The term of this Agreement shall commence on the Effective Date (which may be modified in light of the timing of the close of the Transaction) and shall continue until terminated hereunder.

Article II

ASSIGNMENT

2.01	Director

If requested by the Company, the Executive shall agree to serve as a Director of the Company or its subsidiaries and affiliates, without additional compensation.

Article III
REMUNERATION

3.01	Base Salary

The Company shall pay the Executive an annual base salary of US$500,000 (the “Base Salary”), to be pro-rated for any partial year of employment from the Effective Date. The Executive’s Base Salary shall be paid in arrears in approximately equal bi-weekly instalments in accordance with the Company’s payroll practices. The Executive’s performance and Base Salary shall be reviewed annually. Changes to the Executive’s Base Salary, if any, shall be at the discretion of the Board and subject to its approval and shall be confirmed in writing. The Executive acknowledges that an increase in Base Salary in one year is no guarantee of any increase, or the quantum of any increase, in Base Salary in any subsequent year.

3.02	Equity Awards

(a)	The Executive will be eligible to acquire equity securities granted under the Company’s Equity Incentive Plan as further set forth herein.

(b)	Subject to the next sentence of this paragraph, on an annual basis, the Executive shall be eligible to earn Common Shares equivalent to up to one percent (1%) of the then issued and outstanding Common Shares of the Company (the “Equity Awards”), based on (i) achieving corporate objectives as approved by the Board as set forth in Schedule A attached hereto and incorporated herein by reference (the “Equity Awards Objectives”); and (ii) in accordance with the terms of the Equity Incentive Plan, as it may be amended, and to the availability of Common Shares for grant thereunder. Notwithstanding the foregoing, the Executive understands that any increase in the number of shares subject to the Equity Incentive Plan is subject to Shareholder approval; consequently, in the event that the Equity Incentive Plan does not have sufficient Common Shares available to satisfy any such Equity Awards, the issuance of such Equity Awards shall be subject to the Company’s ability to obtain Shareholder approval for the increase of the number of equity securities available under the Equity Incentive Plan and, in the absence of such Shareholder approval, the Company shall have no obligation in respect of any Equity Award (including without limitation to make any payment in lieu of such Equity Award in cash or otherwise) to the extent, if any, that the Equity Incentive Plan does not have sufficient Common Shares available to satisfy such Equity Award.

(c)	Within 90 days after execution hereof, the Company and the Executive shall mutually agree upon the Equity Awards Objectives. Thereafter, the Equity Awards Objectives will be mutually agreed upon, in writing, within 90 days of the start of each calendar year. Subject to the conditions set forth herein, the Company shall pay the Equity Awards, if any, on an annual basis and after Board approval, no later than the earlier of (i) March 31 of the calendar year following the year in which the Equity Awards were awarded; and (ii) the date of the audit opinion for the fiscal year in which the Equity Awards were awarded.

3.03	Discretionary Bonus

(a)	The Executive shall be eligible to receive an annual bonus at the discretion of the Board. The bonus may be in the form of cash or Common Shares pursuant to the Equity Incentive Plan, or a combination thereof, as discussed and agreed to by the Board and the Executive, and to the extent applicable, subject to Shareholder approval as discussed above.

(b)	The Executive acknowledges that (i) the terms and criterion of the discretionary bonus may change each calendar year at the discretion of the Company, (ii) the Executive has no expectation that in any calendar year that there will be a discretionary bonus, (iii) the amount of the discretionary bonus, if any, that the Executive may be awarded may change from calendar year to calendar year, (iv) any discretionary bonus paid to the Executive does not form part of the Executive’s regular wages, unless minimally required otherwise by Ontario’s Employment Standards Act, 2000 or its regulations, as may be amended or replaced (the “ESA”), and (v) the Executive must be actively employed by the Company on the date a discretionary bonus is paid out in order to receive such bonus, unless minimally required otherwise by the ESA. For greater certainty and except as minimally required otherwise by the ESA, “actively employed” excludes any period subsequent to the date that is the earlier of:

(A)	if the Executive resigns from employment, the effective date of resignation specified in the written notice of resignation from the Executive; and

(B)	if the Executive’s employment is terminated by the Company, the date the minimum statutory notice of termination period, if any, prescribed by the ESA ends.

For certainty, the Executive shall have no entitlement to a bonus or damages in lieu thereof in respect of any period that extends beyond the minimum statutory notice of termination period, if any, prescribed by the ESA, including any additional period during which the Executive is, or will be, in receipt of compensation, damages or other entitlements in lieu of notice of termination, whether under contract or common law.

3.04	Benefits

The Executive shall be eligible to participate in the Company’s benefit plans generally made available to its senior employees, in accordance with the terms of such plans. The Company shall provide the Executive with benefits that are, in the aggregate, equal to or greater than the benefits the Executive held with the predecessor company immediately prior to the Effective Date. Notwithstanding the foregoing, all plans are governed by their respective terms, as may be amended from time to time. If the Company adopts any new benefit plans of general application, or if any such plans are modified, or eliminated, the Executive shall participate on a basis equivalent to other senior employees of the Company.

3.05	Vacation

The Executive shall be eligible for four weeks’ vacation with pay per calendar year, or such greater amount as may be required by the ESA, to be taken at a time or times mutually agreeable to the Executive and the Company, taking into account the Company’s operational needs. Vacation in the first and last year of employment will be pro-rated based on the period of time actually worked by the Executive for the Company in that calendar year. The Executive must take vacation time in the calendar year it is earned. Any vacation time in excess of the statutory minimum amount prescribed by the ESA not taken in the calendar year in which it is earned cannot be carried over to subsequent calendar years and shall be forfeited at year-end without any further notice or pay or damages in lieu of notice. At cessation of employment, the Executive hereby acknowledges and agrees that vacation time taken by the Executive but not yet earned shall be considered an advance and/or overpayment and, subject to the ESA, shall be deducted by the Company from the Executive’s final pay. If the amount owing is greater than the Executive’s final pay, or not deductible in full or in part under the ESA, the Executive agrees to pay to the Company any outstanding amounts not covered by the Executive’s final pay within 30 calendar days after the Executive’s last day of employment.

3.06	Personal and Sick Time

The Executive will be eligible to receive up to five days (i.e., 40 hours) of personal and sick time, with pay, per calendar year, to be pro-rated for any partial calendar year of employment. This personal and sick time can be used by the Executive when the Executive needs to be off of work due to personal or family related illness, medical or dental appointments, parent/teacher school meetings, children’s school activities, personal appointments that cannot be handled outside of normal working hours, family responsibility leaves, to vote, birth or adoption to a spouse or the Executive’s marriage. To the extent permissible under the ESA, any personal and sick time taken by the Executive in a calendar year will be counted towards, and in satisfaction of, any substantially similar statutory leave of absence available to the Executive under the ESA. Any personal and sick time not used by the Executive (a) in the calendar year in which it accrues cannot be carried over to subsequent calendar years and will be forfeited at year-end without any further notice or pay or damages in lieu of notice, and (b) will not be paid out to the Executive on cessation of the Executive’s employment.

3.07	Cellular Phone and Other Devices

The Company shall provide to the Executive, at the Company’s expense, the requisite electronic devices (i.e., office computer and cellular phone (as well as payment of reasonable monthly costs associated with the use of such cellular phone in the performance of the Executive’s duties)) as the Company determines are reasonably required to assist in the performance of the Executive’s duties. The Executive acknowledges and agrees that all such devices shall remain the exclusive property of the Company and must be promptly returned to the Company upon the cessation of the Executive’s employment, or earlier at the Company’s request. The Executive also acknowledges that the Executive shall have no expectation of privacy pertaining to the use of these devices for business matters, but shall have full expectation of privacy with respect to personal matters.

3.08	Business and Entertainment Expenses

Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto, which will include reimbursement for any travel-related expenses incurred by the Executive as a result of his travel between the Company’s manufacturing and warehousing sites.

Article IV
COVENANTS OF THE EXECUTIVE

4.01	Full Time and Attention

During the Executive’s employment, the Executive shall devote the Executive’s full time and attention exclusively to the business of the Company and shall well and faithfully serve the Company and shall use the Executive’s best efforts to promote the interests of the Company. The Executive shall not, without the Board’s prior written approval (which approval may be unreasonably withheld), accept any other employment or contract for work, or serve as a director, consultant or partner of any business or other enterprise, other than the Company, except in the capacity as “passive” investor and only so long as such investment does not require any active involvement or otherwise affect the conduct of the Executive’s duties hereunder.

4.02	Duties and Responsibilities

The Executive shall duly and diligently perform all the Executive’s duties and shall truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which the Executive may from time to time receive for, from or on account of the Company.

4.03	Rules and Regulations

The Executive shall faithfully abide by all applicable laws and all rules and regulations of the Company from time to time in force which are brought to the Executive’s notice or of which the Executive should reasonably be aware.

4.04	Conflict of Interest

The Executive shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties with the Company.

Article V
RESTRICTIVE COVENANTS

5.01	Confidential Information

(a)	In this Agreement, “Confidential Information” means all information, observations and data (including, but not limited to, all personal information, financial data, investment data, commercial data, trade secrets, business plans, business models, cost and pricing information, organizational structures and models, blueprints, business strategies, strategies, internal control, risk management, security procedures, internal industry studies, research and development efforts, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs, analytical models, templates and agreements, whether or not maintained in written form and whether in digital, hardcopy or other format) obtained by the Executive prior to or during the course of the Executive’s employment with or service to the Company concerning the business or affairs of the Company, including its affiliates and subsidiaries. Confidential Information shall not include: (i) the general skills and experience gained by the Executive during the Executive’s employment with the Company that the Executive could reasonably have been expected to acquire in similar employment with other companies, (ii) information publicly known or received by the Executive from a third party unrelated to the Company without a breach of an obligation of confidentiality, (iii) information the disclosure of which is required to be made by any law or court, provided that before disclosure is made, notice of the requirement is given to the Company by the Executive where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement, and (iv) information the disclosure of which is permitted pursuant to any applicable regulatory whistleblowing legislation.

(b)	The Executive acknowledges that, by reason of the Executive’s employment with the Company, the Executive will have access to Confidential Information. The Executive agrees that, during and after the Executive’s employment with the Company, the Executive shall not disclose to any person, except in the proper course of the Executive’s employment with the Company, or use for the Executive’s own purposes or for any purposes other than those of the Company, any Confidential Information acquired, created or contributed to by the Executive.

5.02	Intellectual Property

(a)	In this Agreement, “Intellectual Property” means any domestic and foreign:

(i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications, (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing, (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration, (iv) designs, design registrations, design registration applications and integrated circuit topographies, (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing, (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs, and (vii) any other intellectual property and industrial property and moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company, including the copyright thereon.

(b)	The Executive hereby irrevocably and unconditionally assigns and shall assign all Intellectual Property to the Company and agrees that the Company shall own all right, title and interest in all Intellectual Property.

(c)	The Executive irrevocably and unconditionally waives all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect), or similar legislation in any applicable jurisdiction, or at common law or otherwise, that the Executive may have now or in the future with respect to Intellectual Property, including any right the Executive may have to have the Executive’s name associated with the Intellectual Property or to have the Executive’s name not associated with the Intellectual Property, any right the Executive may have to prevent the alteration, translation or destruction of the Intellectual Property, and any rights the Executive may have to control the use of the Intellectual Property in association with any product, service, cause or institution. The Executive agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any or all of the Intellectual Property.

(d)	The Executive further agrees to, promptly, at the request of the Company, take all steps and sign all assignments and other documents as the Company may reasonably require or consider helpful to effect or evidence the ownership, assignment or transfer of the Intellectual Property and to protect, obtain or maintain any patents, copyrights, trade-marks, industrial designs or other proprietary rights in the Intellectual Property.

5.03	Non-Competition

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	carry on, engage in or be concerned with or interested in; or

(ii)	lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used or employed by any person engaged in or concerned with or interested in the business of the manufacture and sale of plant-based, high-protein packaged ramen for consumers (the “Business”) in the Province of Ontario and the States of South Carolina (the “Territory”).

(b)	The Executive further agrees that the Executive shall not during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly work for any Competitor (as defined below) in a role similar to the role the Executive held in the 12 months’ prior to cessation of the Executive’s employment. For purposes of this section, “Competitor” shall mean any business enterprise engaged in the Business in the Territory.

5.04	Non-Solicitation of Employees

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	induce or endeavour to induce any employee of the Company to terminate his/her employment with the Company, or otherwise change his/her relationship with the Company, whether or not such employee would breach his/her contract (written or otherwise) with the Company by doing so; or

(ii)	employ or engage or attempt to employ or engage or assist any person to employ or engage any employee of the Company.

(b)	Any job postings or recruitment campaigns of general or mass application shall not be considered a breach of this Section 5.04.

5.05	Non-Solicitation of Customers and Prospective Customers

(a)	The Executive shall not, in any manner whatsoever, without the Company’s prior written consent, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, directly or indirectly:

(i)	solicit, endeavour to solicit or gain the custom of, canvass or interfere with the Company’s relationships with any person that:

(A)	is a customer of the Company at the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of Company in the 12 months before the effective date of cessation of the Executive’s employment;

(B)	was a customer of the Company at any time within 12 months before the effective date of cessation of the Executive’s employment and with whom the Executive had business dealings on behalf of the Company in the 12 months before the effective date of the cessation of the Executive’s employment; or

(C)	has been pursued as a prospective customer by or on behalf of the Company at any time within 12 months before the effective date of cessation of the Executive’s employment, and in respect of whom the Company has not determined to cease all such pursuit, for the purpose of (1) selling any products or services to the customer or potential customer, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to or competitive with the Business of the Company at the effective date of the cessation of the Executive’s employment; or (2) encouraging such customer or prospective customer to terminate its arrangement with the Company or otherwise change its relationship with the Company.

(b)	Notwithstanding Section 5.05(a), the Executive must not, in any manner whatsoever, without the prior written consent of the Company, at any time during the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, provide any services or products to any customer of the Company with whom the Executive had business dealings on behalf of the Company in the 12 months before the effective date of cessation of the Executive’s employment, where such products or services are substantially similar to or competitive with the Business of the Company at the effective date of cessation of the Executive’s employment.

5.06	Non-Interference

During the Executive’s employment and for 12 months after the effective date of cessation of the Executive’s employment, the Executive shall not, without the Company’s prior written consent, directly or indirectly, interfere with any projects which, with the Executive’s knowledge, the Company had undertaken or as evidenced by a written document were about to be undertaken at the effective date of cessation of the Executive’s employment.

5.07	Non-Disparagement

During and after the Executive’s employment with the Company, neither the Executive nor the Company shall comment in any adverse fashion on the other party, or the other party’s (as applicable) subsidiaries and affiliates or their respective directors, officers, agents, shareholders or employees, unless the Executive or the Company, as applicable, is permitted to do so in accordance with any applicable regulatory legislation (including whistleblowing legislation) or required to do so by law or court order.

5.08	Acknowledgements

(a)	The Executive acknowledges and agrees that:

(i)	the Company’s business is carried on throughout the Territory and that the Company is interested in and solicits or canvasses opportunities throughout the Territory;

(ii)	the Company’s reputation in the industry and its relationships with its customers is the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time;

(iii)	the nature of the Company’s business is such that the on-going relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers for both long term and new contracts;

(iv)	in light of the foregoing, the restrictions in this Article V are reasonable and valid and the Executive waives all defences to the strict enforcement thereof; and

(v)	any breach of the covenants in this Article V by the Executive will result in material and irreparable harm to the Company, although it may be difficult for the Company to establish the monetary value flowing from such harm. The Executive therefore further acknowledges and agrees that the Company, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of the covenants in this Article V.

Article VI
TERMINATION OF EMPLOYMENT

6.01	Termination on the Death of the Executive

The Executive’s employment shall terminate automatically upon the Executive’s death, following which the Company shall pay to the Executive’s estate (a) all the Executive’s regular wages and vacation pay accrued and owing up to and including the date of death, (b) all eligible expenses that have been incurred by the Executive and remain owing as of the date of death, and (c) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.02	Termination by the Company for Cause

The Company may terminate the Executive’s employment at any time without working notice on the following terms:

(a)	if the Executive is terminated for any reason that provides the Company with the right to terminate the Executive’s employment without notice under the ESA (currently wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company), without any working notice, pay in lieu of working notice, statutory severance pay, or any other entitlement either by way of anticipated earnings or damages of any kind, except for: (i) the Executive’s regular wages and vacation pay accrued and owing as of the effective termination, (ii) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, and (iii) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication; or

(b)	if the Executive is terminated for any other reason that constitutes just cause at common law (other than a reason under Section 6.02(a) above), by providing the Executive with only: (i) the minimum amount of working notice of termination or payment of the Executive’s regular wages in lieu of working notice (or a combination at the Company’s discretion) prescribed by the ESA, (ii) statutory severance pay, if any, prescribed by the ESA, (iii) the Executive’s regular wages accrued and owing as of the effective termination date, (iv) all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the ESA), (v) reimbursement for all eligible expenses that have been incurred by the Executive but remaining owing as of the effective termination date, upon the Executive’s provision of appropriate vouchers and receipts, (vi) benefits continuation for the statutory notice period under the ESA only; and (vii) any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.03	Termination by the Company without Cause or for Good Reason

For purposes of this Section 6.03, “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s consent: (a) a material breach by the Company of any material provision of this Agreement, (b) the relocation of the Executive’s principal place of employment by more than 50 kilometers, or (c) any reduction in the Executive’s Base Salary (exception for a reduction affecting all executive employees). Notwithstanding anything contained herein to the contrary, the Executive shall not have Good Reason to terminate the Executive’s employment unless: (A) the Executive has given the Company written notice of the event alleged to constitute Good Reason within 30 days of the first occurrence of such event; (B) the Company has an opportunity to cure the alleged Good Reason event within 30 days after the receipt of written notice of the allegation; and (C) if the Company fails to cure, the Executive’s date of termination for Good Reason shall occur within 30 days following the last day of the cure period.

(a)	The Company may terminate the Executive’s employment at any time without cause or by the Executive for Good Reason upon providing the Executive with only:

(i)	12 months of working notice or payment of the Executive’s then Base Salary in lieu of working notice (or a combination of both, in the Company’s discretion) (together defined as the “Notice Period”);

(ii)	if applicable, payment of the Executive’s car allowance and other regular wages aside from the Executive’s then Base Salary for the minimum statutory notice period prescribed by the ESA, if any, that extends beyond the effective termination date;

(iii)	if working notice is provided under section 6.03(a) the amount of statutory severance pay as per the ESA so for the Company to be minimally compliant with its obligations under the ESA;

(iv)	the benefit plan contributions necessary to maintain the Executive’s participation in health and dental benefits programs during the Notice Period. All benefits shall otherwise be continued only for the minimum statutory notice period prescribed by the ESA. The Executive agrees that the Company may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the benefit plans’ terms;

(v)	all regular wages accrued and owing up to and including the effective termination date;

(vi)	all outstanding vacation pay (including any vacation pay that accrues over the minimum statutory notice period prescribed by the ESA);

(vii)	reimbursement for all eligible expenses that have been incurred by the Executive and remain owing as of the effective termination date upon the Executive’s provision of appropriate vouchers and receipts; and

(viii)	any other minimum statutory entitlement that may be owing to the Executive under the ESA, without duplication.

6.04	Voluntary Resignation (Executive Termination Without Good Reason)

If the Executive wishes to voluntarily resign, the Executive shall provide 60 days’ notice in writing to the Company. The Company may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive’s regular wages and vacation pay and continuing the Executive’s group benefits coverage to the effective date of resignation. The Executive agrees that the Company may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the benefit plans’ terms. The Executive also agrees that the Company’s wavier or reassignment of duties and/or location will not constitute a termination of the Executive’s employment by the Company.

6.05	Effect of Cessation of Employment

The Executive agrees that, upon cessation of the Executive’s employment, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer or director of the Company together with any other office, position or directorship which the Executive may hold in any of the Company’s subsidiaries and affiliates. In such event, the Executive shall, at the request of the Company, promptly sign all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

6.06	Treatment of Equity Incentives on Termination.

Upon the termination of the Executive’s employment for any reason, any equity incentives held by the Executive shall be dealt with in accordance with the terms and conditions of the applicable plan or program documents then in effect and the applicable grant agreements, which shall include terms limiting the Executive’s entitlements.

6.07	Confidentiality of Settlement

The Executive agrees that any entitlements provided to the Executive under this Article VI shall remain confidential as between the Executive and Company, and shall not be disclosed by the Executive or the Company, other than as required by law, to any person, persons, corporation, association or organization whatsoever, with the exception of the Executive’s immediate family members or the Executive’s legal and financial advisors and those in the Company and its legal and financial advisors who need to know and in each case only in strictest confidence.

6.08	Release

The Executive acknowledges and agrees that the amounts and entitlements that are provided under this Article VI are reasonable and shall be in full satisfaction of all terms of the cessation of the Executive’s employment, including any entitlement to statutory termination pay and statutory severance pay under the ESA and the Executive you shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to any entitlement under this Article VI that exceeds the Executive’s minimum statutory entitlements under the ESA, the Executive agrees to deliver to the Company before any receipt of such entitlement, a fully executed full and final release from all actions or claims (save any action or claim that cannot be released by operation of statute) in favour of the Company, its affiliates, subsidiaries, and its and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Company and within the timelines specified by the Company.

6.09	Return of Property

Upon the cessation of the Executive’s employment, or earlier if requested by the Company, and as a condition of the Company providing the Executive with any entitlements required hereunder that exceed the Executive’s minimum statutory entitlements as prescribed by the ESA, the Executive shall promptly deliver or caused to be delivered to the Company all documents, effects, money, Confidential Information or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

Article VII
CONTRACT PROVISIONS

7.01	Cooperation

Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7.01.

7.02	No Breach of Obligations to Others

The Executive represents to the Company that in carrying out the Executive’s duties for the Company, the Executive shall not disclose to the Company any confidential information of any third party. The Executive also represents to the Company that the Executive has not brought to the Company nor shall the Executive use in the performance of the Executive’s duties with the Company any confidential materials or property of any third party. The Executive also represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Company under this Agreement.

7.03	Survival

Upon cessation of the Executive’s employment, the terms of this Agreement that impose obligations upon the Executive that extend beyond the cessation of the Executive’s employment shall survive and can be enforced by the Company in a court of competent jurisdiction.

7.04	Privacy

The Executive understands and consents to the fact that the Company and its subsidiaries or affiliates may collect, use, store or disclose personal information about the Executive or any of the Executive’s dependents or beneficiaries (“Employee Personal Information”) as required for those purposes necessary for, or beneficial to, the conduct of the employment relationship (including benefits administration). The Executive also understands that the Company may disclose the Employee Personal Information to a third party administrator for the purpose of administering the Executive’s employment relationship with the Company or to service providers (such as legal, finance and accounting, information technology and human resources advisors and/or similar consultants and advisors), law enforcement or government authorities, as necessary to comply with legal requirements or in the course of a legal action, and to legitimate recipients of communications under applicable laws, where required by law or necessary for the purpose of, or in connection with, any legal proceedings. By signing below, the Executive hereby consents to such disclosure.

7.05	Independent Advice

The Executive confirms that the Executive has had a reasonable opportunity to obtain independent advice about this Agreement and has in fact obtained such advice, and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

7.06	Governing Law

This Agreement shall be governed by the laws of Ontario and the laws of Canada applicable in Ontario.

7.07	Attornment

For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in Ontario and the courts of Ontario will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Executive and the Company each hereby attorns to the jurisdiction of the courts of Ontario, provided that nothing in this Agreement will prevent the Company from proceeding at its election against the Executive in the courts of any other province or country.

7.08	Applicable Employment Standards Legislation

Nothing in this Agreement is intended to conflict with the ESA. In the event the ESA provides superior statutory entitlements that the terms provided for under this Agreement, the Company shall provide the Executive with the Executive’s statutory entitlements in substitution for the terms under this Agreement.

7.09	Entire Agreement

This Agreement, together with the documents referred to herein, constitutes the whole agreement of the parties with reference to the Executive’s employment, and it cancels and replaces all prior understandings and agreements between the Executive and the Company.

7.10	Pre-Contractual Representations

The Executive hereby waives any right to assert any claim based on any precontractual representations, negligent or otherwise, made by the Company or its representatives.

7.11	Change in Terms and Conditions

The Executive agrees that the terms of this Agreement shall govern the Executive’s employment with the Company, regardless of the length of the Executive’s employment or any changes to the Executive’s terms of employment, and regardless of whether any such change is material or otherwise

7.12	Employment Standards Poster

By signing below, the Executive acknowledges having received a copy of the most recent version of the Employment Standards Poster.

7.13	Severability

If any provision in this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision of this Agreement herein and each such provision is deemed to be separate and distinct.

7.14	Notice

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Company:

Borealis Foods Inc.

1540 Cornwall Road

Suite 104

Oakville, Ontario L6J 7W5

Attention: Pouneh Rahimi, General Counsel

Email: [*****]

(b)	in the case of the Executive:

Reza Soltanzadeh

[*****]

[*****]

or to the last address of the Executive in the records of the Company or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.15	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set out in writing and duly signed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.16	Assignment

This Agreement, and the rights granted and the obligations incurred hereunder are not assignable, whether in whole or in part, by the Executive without the prior written consent to such effect of the Company. The Company may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Executive, by the Executive’s signature below, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement and continues to employ the Executive without any interruption to employment or negative change in terms and conditions thereof, all references to the “the Company” herein shall include its successor.

7.17	Successors

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Company, its successors and assigns.

7.18	Taxes and Deductions

All payments under this Agreement shall be subject to applicable deductions and withholdings.

7.19	Currency

All dollar amounts in this Agreement refer to Canadian currency.

7.20	Counterparts

This Agreement may be executed in counterparts, including via PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.21	Copy of Agreement

The Executive acknowledges receipt of a copy of this Agreement duly signed by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BOREALIS FOODS INC.

Per:	/s/ Pouneh Rahimi
	Name:	Pouneh Rahimi
	Title:	Chief Legal Officer
I have authority to bind the corporation

SIGNED in the presence of:

/s/ Cecilia M. Martinez	/s/ Reza Soltanzadeh
Witness	REZA SOLTANZADEH
Name: Cecilia M. Martinez

Signature Page to Employment Agreement between Borealis Foods Inc. and Reza Soltanzadeh

SCHEDULE A

EQUITY AWARDS OBJECTIVES

This Equity Awards Objectives Schedule (the “Schedule”) is made and entered into this      day of _____, 2024 by and between Borealis Foods Inc. (the “Company”) and Reza Soltanzadeh (the “Executive”) in pursuant to the Executive Compensation Agreement (“Agreement”) between the Company and the Executive dated      .

Unless otherwise specified herein, any capitalized term shall have the meaning ascribed to it in the Agreement.

1. Equity Awards Objectives:

As set forth in the Agreement, on an annual basis, the Executive shall be eligible to earn fully vested equity securities (the “Equity Awards”), in accordance with the Company’s Equity Incentive Plan and subject to achieving the following corporate objectives as approved by the Board (the “Equity Awards Objectives”):

a.	up to one percent (1%) of the then issued and outstanding securities of the Company for every US$50,000,000 increase in the market value above the SPAC transaction price (each US$50,000,000 increase referred to herein as a “Milestone”).

b.	For each Milestone, the annual Equity Awards will be earned once the stock trades at or above the Milestone thresholds for a period of at least twenty (20) trading days.

c.	The target total shares award over the first five (5) years of the Agreement shall be Five percent (5%) of the issued and outstanding stock of the Company.